UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2010

Vertro, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-30428 (Commission File Number)	88-0348835 (IRS Employer Identification No.)

143 Varick Street New York, New York 10013 (Address of principal executive offices)	33907 (Zip Code)

Registrant’s telephone number, including area code: (212) 231-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2010, Michael A. Cutler’s employment as the chief financial officer (principal financial officer) of Vertro, Inc. (the “Company”) terminated.  Also on June 1, 2010, the Company appointed James G. Gallagher, age 52, as its new chief financial officer (principal financial officer).  Prior to joining the Company, Mr. Gallagher was the chief executive officer of Gallagher Enterprises since 2001, a financial and management consulting firm that he founded.  Gallaher Enterprises advises start-up and high-growth companies with revenues up to $150 million on strategic financial and operational issues and fund raising.

On June 1, 2010, in connection with his employment as chief financial officer, Mr. Gallagher entered into an employment agreement (the “Employment Agreement”) with the Company, which is attached to this current report on form 8-K as exhibit 10 and incorporated by reference.  The following description of the Employment Agreement is qualified by the full text of the agreement in the attached exhibit.

Mr. Gallagher’s employment is at will, which means that subject to the terms of the Employment Agreement, either the Company or Mr. Gallagher may terminate his employment at any time, for any reason or for no reason.  The Employment Agreement provides that in exchange for his service as chief financial officer, Mr. Gallagher is entitled to the following:

•	an annual base salary of $200,000;

•
participation in an incentive compensation plan for 2010, if established by the Company’s board of directors, with a target incentive bonus of 50% of Mr. Gallagher’s annual base salary, pro-rated for the amount of time Mr. Gallagher is employed by the Company in 2010;

•
a grant of restricted stock units under the Company’s 2006 Stock Award and Incentive Plan to acquire an aggregate of 125,000 shares of the Company’s common stock.  80% of the restricted stock units are service-based and vest 25% per year from the date of service, and 20% of the restricted stock units are performance-based and vest based on the closing price of the Company’s common stock; and

•	participation in additional compensation and employee benefit plans as are made available to similarly situated executives of the Company.

The Employment Agreement further provides that in the event of a Change in Control of the Company (as defined in the Employment Agreement), the term of Mr. Gallagher’s employment will be for one year and will automatically renew for additional one-year periods unless terminated as provided in the Employment Agreement.  If Mr. Gallagher is terminated without Cause (as defined in the Employment Agreement), or he terminates his employment for Good Reason (as defined in the Employment Agreement), following a Change in Control, he is entitled to receive:

•	the earned but unpaid portion of his base salary;

•	any other amounts owed under then-applicable benefit or incentive plans; and

•
an amount equal to 50% of Mr. Gallagher’s annual base salary and the cash value of health, dental, vision, and life insurance benefits that would have been paid if he was still an employee during the six months following termination, payable in six monthly payments.

If Mr. Gallagher terminates his employment for any reason other than Good Reason following a Change in Control, he is entitled to receive the earned but unpaid portion of his base salary and any other amounts owed under then-applicable benefit or incentive plans.  The Employment Agreement further provides that the Company will indemnify Mr. Gallagher against all losses that result from his good-faith performance of his duties.

Mr. Gallagher has also entered into an agreement not to disclose any confidential information about the Company that he learns as a result of his employment, and not to compete with the Company in the United States or solicit its customers or employees during his employment and for one year following the termination of his employment.  Furthermore, Mr. Gallagher will assign to the Company all work-related inventions, creations, discoveries, or improvements that he makes during his employment.

Item 7.01                      Regulation FD Disclosure.

On June 2, 2010, the Company issued a press release announcing the appointment of James G. Gallagher as the Company’s chief financial officer.  A copy of the press release is furnished as Exhibit 99 to this Form 8-K and is incorporated by reference.

In accordance with general instruction B.2 to Form 8-K, the information included in this Item 7.01, and the exhibit referenced in this Item 7.01 and attached hereto, shall be deemed to be “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.                                                                           Description

10	Employment Agreement, dated June 1, 2010, between the Company and James G. Gallagher.

99*	Press Release, dated June 2, 2010, entitled “Vertro, Inc. Names James G. Gallagher as New Chief Financial Officer.”

* Furnished with this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vertro, Inc.

Date: June 3, 2010	By:	/s/ John B. Pisaris
John B. Pisaris
General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.                                                                           Description

10	Employment Agreement, dated June 1, 2010, between the Company and James G. Gallagher.

99*	Press Release, dated June 2, 2010, entitled “Vertro, Inc. Names James G. Gallagher as New Chief Financial Officer.”

* Furnished with this report.